Exhibit 10.3

SRI/Surgical Express, Inc.

12425 Race Track Road

Tampa, Florida 33626

As of March 22, 2006

Wayne R. Peterson

2779 Camden Road

Clearwater, FL 33759

Re:	SRI/Surgical Express, Inc. (the “Company”) – Consulting Arrangement

Dear Wayne:

This letter agreement confirms the terms on which you will provide consulting services to the Company on an interim basis.

Your consulting services to the Company will involve advising the Company regarding its operations, as and when the Company’s Chief Executive Officer requests that advice. For your services, the Company will pay you a consulting fee of $1,000 per full day of services to the Company. You acknowledge being paid separately for time that you will spend discharging your normal duties as a member of the Company’s Board of Directors.

Your relationship with the Company in connection with these consulting services is that of an independent contractor, not an employee, and therefore, no employee benefits are available to you in connection with this consulting arrangement. You assume full responsibility for the payment and reporting of all state and federal taxes and other contributions imposed or required under unemployment, social security, or income tax laws with respect to your rendition of consulting services to the Company. This letter agreement constitutes the final and complete understanding of you and SRI with respect to the matters addressed in it and supersedes any prior or contemporaneous agreement, representation, or understanding, oral or written, by you and/or SRI.

Please confirm your agreement to these terms by executing this letter where indicated below.

SRI/SURGICAL EXPRESS, INC.

By:	/s/ Christopher S. Carlton
Christopher S. Carlton, Chief Executive Officer

Acknowledged and agreed to by:

/s/ Wayne R. Peterson
WAYNE R. PETERSON